Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI ANNOUNCES LEADERSHIP TRANSITION OF

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Tempe, AZ – October 2, 2012 – The Board of Directors (the “Board”) of Mobile Mini, Inc. (NasdaqGS: MINI) and its Chairman, President and Chief Executive Officer, Steven Bunger, have today announced a transition of leadership of the Company, pursuant to which Mr. Bunger will step down as a member of the Board and as President and Chief Executive Officer of the Company effective as of December 31, 2012.

The Company’s Board of Directors has formed a Search Committee to identify and recruit Mr. Bunger’s successor. The Search Committee has engaged the services of Heidrick & Struggles, a globally recognized search firm, to assist it in this process. External as well as internal candidates will be considered in this search. The Board has also formed an Executive Committee to work with Mr. Bunger and the management team throughout the transition period. The new CEO is expected to be in place at the time of Mr. Bunger’s departure or shortly thereafter, which will be effective as of December 31, 2012. At the time of Mr. Bunger’s departure, the Company’s lead independent director, Michael Watts, will assume the role of Chairman of the Board.

Mr. Bunger joined Mobile Mini in 1983 and worked his way up through various field and operations roles. In early 1995, Mr. Bunger was named VP of Operations and Marketing and before the year was over, he was promoted to Executive Vice President and Chief Operating Officer. Mr. Bunger assumed the roles of President and CEO in 1997 and became Chairman of the Board of Directors in 2001. During Mr. Bunger’s tenure as CEO, the Company transformed from a sales and manufacturing company in eight cities with revenues of $46.1 million in 1997 to a high margin leasing and marketing company with 136 locations in four countries and over $364 million in revenues in 2011. Over this period, Mobile Mini completed over 50 acquisitions, including the acquisition of Mobile Storage Group in 2008, the largest acquisition in the Company’s history and the most significant consolidation event in the portable storage industry.

Mr. Bunger noted, “I have thoroughly enjoyed my nearly 30 year career at Mobile Mini and thank all the talented employees who have helped us become the leader in the portable storage industry. We continue to see growth in the business and expect third quarter results to be consistent with market expectations. I am also confident that the foundation and culture we have built will allow the Company to continue to grow and create value for shareholders as it changes leadership. I will assist the new CEO when he or she is selected to ensure a smooth transition over the next several months.”

Mr. Watts said, “On behalf of the Board of Directors and all the executives and employees at Mobile Mini, I would like to thank Steve for his leadership as CEO for the last 15 years. Mobile Mini has achieved tremendous growth and success with Steve as CEO. We wish him well in his new endeavors.”

Mobile Mini News Release	Page 2
October 2, 2012

Mr. Watts continued, “The Board will work diligently to hire a world-class executive to lead Mobile Mini in its next chapter of success. Together we expect Mobile Mini to capitalize upon its many strengths, including its highly differentiated products, diverse customer base in North America and Europe, deep team of dedicated employees, and very solid financial position to drive further growth and shareholder value creation.”

About Michael Watts:

Mr. Watts has been a Mobile Mini Director since 2002 and its lead director since 2005. He currently serves on the Audit, Compensation and Governance & Nominating Committees. He founded Sunstate Equipment Co. in 1977, the second largest independently owned construction equipment leasing company in the U.S. with 54 locations across nine states, where he currently serves as Executive Chairman. Mr. Watts is also co-owner of Water Movers and Underground Safety Equipment, both specialty rental businesses operating in the southwestern U.S. He was a founder and Chairman of Trench Safety Equipment Company, a specialty equipment rental company, from 1987 until the company was sold in 1998.

About Mobile Mini

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.

This news release contains forward-looking statements, particularly regarding the momentum of our business and our exepectation regarding results in the second halfof this year, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Mobile Mini, Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forwardlooking statements is set forth in Mobile Mini, Inc.’s most recent report on Form 10-K and Mobile Mini’s other documents on file with the Securities and Exchange Commission. Mobile Mini, Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP & CFO		The Equity Group Inc.
Mobile Mini, Inc.		Linda Latman (212) 836-9609
(480) 477-0241		Lena Cati (212) 836-9611
www.mobilemini.com

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